UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2016 (January 29, 2016)

Fifth Street Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 681-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Fifth Street Asset Management, Inc.. (“FSAM”) has been named as a defendant in a putative class action lawsuit filed by a purported stockholder of Fifth Street Finance Corp. (“FSC”) on January 29, 2016, in the Court of Chancery of the State of Delaware.  The defendants in the case are Bernard D. Berman, James Castro-Blanco, Ivelin M. Dimitrov, Brian S. Dunn, Richard P. Dutkiewicz, Byron J. Haney, Sandeep K. Khorana, Todd G. Owens, Douglas F. Ray, Fifth Street Management LLC, FSAM, FSC, and Fifth Street Holdings L.P.  The complaint alleges that the defendants breached their fiduciary duties to FSC stockholders by, among other things, issuing an incomplete or inaccurate proxy statement that purportedly attempts to mislead FSC stockholders into voting against proposals presented by another shareholder in a proxy contest in connection with FSC’s 2016 annual meeting.  The competing shareholder proposals seek to elect three director nominees to FSC’s Board and to terminate the Investment Advisory Agreement between FSC and FSAM.  The complaint also charges that the director defendants breached their fiduciary duties by perpetuating and failing to terminate the Investment Advisory Agreement and by seeking to entrench themselves as directors and FSAM affiliates as FSC’s manager.  The FSAM entities are charged with breaching their duties as alleged controlling persons of FSC and with aiding and abetting the FSC directors’ breaches of duty.  The complaint seeks, among other things, an injunction preventing FSC and its board of directors from soliciting proxies for the 2016 annual meeting until additional disclosures are issued; a declaration that the defendants have breached their fiduciary duties by refusing to terminate the Investment Advisory Agreement and by acting to have the FSC board of directors and Fifth Street Management LLC remain in place; a declaration that any shares repurchased by FSC after the record date of the 2016 annual meeting will not be considered outstanding shares for purposes of the FSC stockholder approvals sought at the annual meeting; and awarding plaintiff costs and disbursements.

FSAM believes that, with respect to itself and the related FSAM entities, all of the claims in the above described lawsuit are without merit, and it intends to vigorously defend against such claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

Date: February 2, 2016	By:	/s/ Kerry S. Acocella
		Name:	Kerry S. Acocella
		Title:	Senior Vice President, Legal and Secretary